TIDAL ETF TRUST 485BPOS

Exhibit 99(p)(xxi)

PERSONAL CODE OF ETHICS
ACADEMY ASSET MANAGEMENT, LLC

Key Topics:

●	Personal Account Dealing

●	Outside Business Activities

●	Gifts, Entertainment and Meals Received

●	Political Activities

●	Prohibition against Insider Trading and Safekeeping of Material, Non-Public Information

Initial Adoption: [Date]

Effective: [Date]

Last Revised:

Version: 1.1

 1

TABLE OF CONTENTS

Page

1. Overview	1
1.1 Policy Statement	1
1.2 Scope	1
1.3 Roles and Responsibilities	1
1.4 References	2
1.5 Escalation Requirements	2
2. Definitions	3
3. Policy Requirements	5
3.1 Personal Account Dealing (“PAD”)	5
3.1.1 Key Principles	5
3.1.2 Disclosure	5
3.1.3 Preclearance Requirements for Dealing in Covered Securities	7
3.1.4 Restrictions on Dealing in Covered Securities	8
3.1.5 Exceptions	10
3.1.6 Trading Reportable Funds	11
3.2 Outside Business Activities (OBA)	12
3.2.1 Key Principles	12
3.2.2 Disclosure and Approval Requirements	12
3.2.3 Approval Process	13
3.3 Gifts, Entertainment and Meals Received	13
3.3.1 Key Principles	13
3.3.2 Disclosure and Approval Requirements	14
3.3.3 Approval and Exceptions Process	14
3.4 Political Activities	15
3.4.1 Key Principles	15
3.4.2 Disclosure and Approval Requirements	16
3.4.3 Approval and Exceptions Process	16
3.4.4 Conditions and Prohibitions	17
3.4.5 Soliciting U.S. Government Entities on Behalf of SEC-Registered Advisers	17

 1

1.	Overview

1.1    Policy Statement

Academy Asset Management (“AAM” or “the Company”) is entrusted with the assets of our clients for investment purposes. As a result, we have an obligation to place our clients’ interests before our own and manage or eliminate conflicts of. The Personal Code of Ethics (the “Code”) provides a set of rules and principles to ensure that we meet that obligation when we engage in personal account dealing, conduct outside business activities, receive gifts, entertainment and meals, and participate in political activities.

AAM requires all Employees to act in accordance with the below standards of business conduct and guiding principles:

●    We place the interests of our clients first.

●    We are honest and forthright in words and actions.

●    We avoid, mitigate and/or disclose relevant conflicts of interest.

●    We comply with applicable laws, rules and regulations.

●    We hold each other accountable by reporting any violations of the Code.

While the Code sets out a number of requirements, prohibitions and conditions, it does not cover every possible scenario and cannot be a replacement for your good judgment. Where the application of the Code is unclear, you should evaluate your proposed course of conduct against the above business conduct and guiding principles and/or consult with Compliance.

The Code has been drafted to comply with laws, rules and regulations governing AAM’s operations. All AAM Employees are expected to follow not only the letter of the law but also the values of the Company, which at all times places the interest of AAM clients above its own interest or the interest of its affiliates.

1.2   Scope

Except as otherwise noted, the Code applies to all Employees of AAM. The Code also applies to directors, trustees, officers and Employees of funds sponsored by AAM to the extent those funds have adopted the Code as their own.

1.3    Roles and Responsibilities

The Company shall provide all Employees with a copy of the Code at hire, on an annual basis and anytime material amendments to the Code are made. All new hires must attest in writing to having read and received the Code and all Employees are required to attest to having reviewed and understood the Code on an annual basis and whenever material amendments are made thereto. Such attestations shall be made in writing and maintained by the CCO. In attesting to the Code, Employees agree to their understanding of the Code and agree to comply with the requirements of the Code.

Compliance administers and monitors adherence to the Code, including by reviewing disclosures, providing training and identifying violations. The CCO has primary responsibility for enforcing the Code. Compliance also maintains and oversees the maintenance of certain records in accordance with applicable legal and regulatory requirements. The CCO shall maintain records of violations of the Code and actions taken as a result of the violations.

1.4   References

The Code is designed to ensure compliance with laws, rules and regulations applicable to AAM’s business, including but not limited to:

●    Section 206 of the US Investment Advisers Act of 1940

●    Section 17(j) of the US Investment Company Act of 1940

●    SEC Rule 17j-1, Personal Investment Activities of Investment Company Personnel

●    SEC Rule 204-2, Books and Records To Be Maintained by Investment Advisers

●    SEC Rule 204A-1, Investment Adviser Codes of Ethics

●    SEC Rule 206(4)-5, Political Contributions by Certain Investment Advisers

●    FINRA Rule 3320, Influencing or Rewarding the Employees of Others

●    FINRA Rule 3270, Outside Business Activities of Registered Persons

●    FINRA Rule 3280, Private Securities Transactions of an Associate Person

The Code complements and should be read in conjunction with other policies that address ethics and conflicts, such as the Company’s Written Supervisory Procedures.

1.5   Escalation Requirements

If any Employee of AAM believes or has reason to believe that another Employee has violated any provision of the code, such potential violations must be reported to Compliance. Failure to adhere to any of the requirements of the Code or report violations may result in a breach of the Code. The Company takes breaches very seriously. Any potential violation of the provisions of the Code will be investigated by Compliance. If a determination is made that a violation has occurred, AAM may impose appropriate sanctions, including but not limited to one or more of the following: a written warning, profit surrender, personal trading ban, and termination of employment or referral to civil or criminal authorities.

Material violations of our personal account dealing rules will be reported promptly to the respective boards of trustees/managers of the Reportable Funds or relevant committees of the boards.

To report suspected violations of the Code, you should contact Compliance.

2.            Definitions

Access Person: Any Employee who has access to non-public information regarding any client’s purchase or sale of securities or non-public information regarding the portfolio holdings of any client account. All persons covered by the Personal Account Dealing rules are deemed Access Persons.

Annual Limit: The maximum fair market value of Gifts or Entertainment that can be received from a single provider over the course of a year, absent an exception. The Annual Limit is combined for Business Meals and Entertainment.

Beneficial Ownership: You are the beneficial owner of any account or securities in which you have a direct or indirect financial interest. This includes accounts held in the name of your spouse or equivalent domestic partner, your minor children, and relatives living with you to whom you provide financial support and can include trusts for which you are a trustee or a beneficiary. See Appendix 1 for more detailed information on Beneficial Ownership.

Business Meals: A meal which the Business Relationship pays for and whose primary purpose is to discuss business. If the meal accompanies a form of Entertainment, it should be disclosed in conjunction with the Entertainment.

Business Relationship: Any person or entity that does or seeks to do business with or on behalf of AAM or any client.

CCO: Chief Compliance Officer, Michael Boyd, or his designee.

Closed Period: The time period between the completion of a listed company’s financial results and the announcing of these results to the public.

Covered Associate: Employees who are identified by Compliance based upon requirements of Rule 206(4)-5, including but not limited to members of sales teams, Compliance, Legal, Investments, Marketing, the Executive Committee and certain department heads.

Covered Securities: In general, any securities (and derivatives thereof), including but not limited to individual stocks and bonds, exchange-traded products (ETFs and ETNs), closed-end funds, private placements and limited offerings. See Appendix 1 for a detailed list of Covered and Non-Covered securities.

Disclosure Threshold: The fair market value above which Gifts or Entertainment are required to be disclosed.

Employees or You: All Employees of AAM, as well as certain contactors as identified by Compliance.

Entertainment: A sporting event, concert, theatre performance, outdoor activity, reception, cocktail party, Business Meal or any other event that the Business Relationship pays for. In order to qualify as Entertainment, the Business Relationship must attend the event with you.

Gift: Any item of value that is received from a current or prospective Business Relationship. Entertainment that the Business Relationship pays for, but does not attend, qualifies as a Gift.

Individual Limit: The maximum fair market value of Gifts or Entertainment that can be received from a single provider in connection with a single event, absent an exception.

Investment Person: An Access Person who also makes or participates in making, decisions regarding the trading of securities in any client account, has access to such decisions or assists in the trade process. Investment Persons generally can include PMs, research analysts, traders, trade operations, compliance, investments, and product development members.

Outside Business Activity (OBA): Any personal activities outside of work subject to the disclosure and pre- approval requirements described in Section [3.2.2].

Personal Account Dealing (PAD): The personal transactions in Covered Securities held in accounts under the Beneficial Ownership of persons covered by the Code.

Political Activity: Any activity that directly or indirectly supports a candidate’s campaign for governmental office, including but not limited to: (1) hosting fundraisers for candidates, committees and parties; (2) using your name or the Company’s name on fundraising literature; (3) “bundling” or coordinating contributions on behalf of others; (4) volunteering to make phone calls or canvas neighborhoods; (5) participating in a PAC; (6) giving endorsements; or (7) serving on a candidate’s election committee.

Political Contribution: Any gift, subscription, loan, advance, or deposit of money or anything of value for: (1) the purpose of influencing any election for governmental office; (2) the payment of debt incurred in connection with any such election; or (3) transition or inaugural expenses incurred by the successful candidate for governmental office. Political Contributions include both monetary contributions and in-kind contributions. For example, if an Employee pays for services, provides facilities or a personal residence (e.g., to host a reception), or uses other resources to benefit any candidate, political party, political organization, inaugural committee or transition team, these activities could be considered Political Contributions.

Reportable Funds: Any fund or product for which AAM acts as an investment adviser, sub-adviser or principal underwriter.

SEC: U.S Securities and Exchange Commission – a U.S. regulator.

U.S. Government Entity: Any U.S. state or local government; any agency, authority or instrumentality of a state or local government; any pool of assets sponsored by a state or local government (such as a defined benefit pension plan, separate account or general fund); and any participant-directed government plan (such as 529, 403(b), or 457 plans).

3.	Policy Requirements

3.1   Personal Account Dealing (“PAD”)

3.1.1       Key Principles

Your Personal Account Dealing may present an actual, potential or apparent conflict or other risk that could harm the Company or its clients. In order for AAM to identify and manage these conflicts and risks, you must disclose brokerage accounts and holdings, disclose and receive approval for any Personal Account Dealing and conduct approved securities transactions in accordance with the requirements of this Code.

You must carefully consider the nature of your AAM responsibilities—and the type of information that you might be deemed to possess in light of any particular securities transaction—before engaging in any investment-related activity or transaction. In addition:

●	You may not improperly benefit by causing a client to act, or fail to act, in making investment decisions.

●	You may not profit, or cause others to profit, based on your knowledge of completed or contemplated client transactions.

●	No dealing is permitted that is in conflict with the interests of our clients, the parameters set by the Code, or the restrictions imposed by AAM restricted/embargo lists.

●	You may not deal on the basis of material non-public (inside) information.

3.1.2       Disclosure

3.1.2.1 Initial Brokerage Account Disclosures

Within 10 calendar days of your start date, you must disclose all brokerage accounts in which you have Beneficial Ownership. Additionally, you must disclose any account that holds or can hold AAM products.

You must allow your brokers or financial institutions to provide duplicate confirmations and statements directly to Compliance. If your broker is unwilling or unable to provide duplicate confirmations and statements, you are required to provide them to Compliance.

Currently, Michael Boyd serves as the CCO of both AAM and its affiliated broker-dealer, Academy Securities. Mr. Boyd reviews all personal account activity of Employees of Academy Securities. AAM Employees who are also employed Academy Securities (“dual hatted” Employees), need not provide duplicate statements and confirmations if they certify to the CCO in writing that all brokerage accounts in which the dual hatted Employee has a Beneficial Ownership have been previously disclosed to Academy Securities and that Academy Securities currently receives duplicate copies of all statements and confirms.

3.1.2.2 Initial Holdings Disclosure

Within 10 calendar days of your start date, you must disclose all holdings in Covered Securities that are beneficially owned by you. Additionally, you must disclose any holdings in AAM managed products. Holdings information must be current as of 45 days prior to your start date.

See Appendix 1 for a detailed list of Covered and Non-Covered Securities.

3.1.2.3 Ongoing Disclosure Requirements

Accounts: You must promptly disclose any newly opened accounts that are under your Beneficial Ownership.

Transactions/Holdings: You must deal through your own brokers and must ensure that Compliance receives duplicate statements and trade confirmations/contract notes in one of the three ways listed below.

1.	Electronic feeds – You are encouraged to deal through brokers that provide Compliance with trade confirmations and holdings via electronic feed. This provides Compliance with the most timely and accurate PAD information. A list of electronic feed brokers can be found here.

2.	Broker delivery of duplicate confirmations and statements – In jurisdictions where applicable, you should allow for your brokers to provide delivery of duplicate confirmations and statements directly to Compliance. Compliance staff will enter trade details for you if you are utilizing this option.

3.	In the limited circumstances where an Employee is unable to provide trading and holding information through either electronic feeds or duplicate statements and confirmations, the requirements of the Code may be satisfied through the submission of quarterly transaction reports. No later than 30 days after the close of the calendar quarter, the Employee must prepare and submit a report of all personal securities actions to the CCO.

Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

a.	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

b.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.	The price of the security at which the transaction was effected;

d.	The name of the broker, dealer or bank with or through which the transaction was effected; and

3.1.2.4 Attestation Requirements

You are required to submit the following periodic attestations. You may also be required to complete additional attestations to meet jurisdictional and regulatory requirements.

Annually:

●	Account Attestation

●	Holdings Attestation

Quarterly:

●	Quarterly Trades Attestation (for accounts without direct feed or statement/confirmation delivery to Compliance)

3.1.3       Preclearance Requirements for Dealing in Covered Securities

The requirements in the Code are designed to mitigate or eliminate any potential conflict or appearance of conflict that may occur between your personal account dealing and client security dealing. The following requirements apply to your personal dealing in Covered Securities in accounts you beneficially own.

3.1.3.1 Requesting Preclearance

You and your related parties (your spouse, minor children and other adult family members living in your household) must preclear any trades in Covered Securities with Compliance unless the transaction meets one of the provisions noted in the Excluded Transactions section (See 3.5). Preclearance requests are evaluated for potential conflicts of interest that may deem the trade to not be or appear to not be in the best interest of clients.

Generally, most requests are approved or denied immediately, but some may take up to 48 hours to evaluate.

Compliance retains the right to refuse you permission to conduct a personal trade without providing a reason for the refusal. No reason for refusal will be given if in the opinion of Compliance the explanation would result in the release of confidential information.

3.1.3.2 Approval Window

Approvals and denials are communicated from Compliance via email. If your requested transaction is approved and you choose to transact, you must place and execute your transaction by the close of business on the day after you receive an approval email from Compliance.

If the day after the date of preclearance approval is a market holiday or a weekend, then you must place and execute the transaction by the close of business on the day you receive approval.

If the transaction is not placed and executed within the approved timeframe, then you must submit a new request to trade to Compliance. Limit orders are allowed only if they are set to expire within the preclearance approval window.

If your trade has a delayed execution date (e.g., an illiquid or unlisted security), you should request an exception from Compliance.

3.1.3.3 Preclearance Attestation (Portfolio Managers and Research Analysts only)

If you are requesting to personally trade a Covered Security that is an eligible investment for client accounts you manage or provide analysis to, you must provide your rationale for the trade via an attestation form provided to Compliance.

3.1.4       Restrictions on Dealing in Covered Securities

3.1.4.1 Blackout Periods

Generally, you will not be granted preclearance to deal in a Covered Security when there is a pending buy or sell order for a client in that same security.

Additionally:

●	Access Persons will generally not be granted preclearance to trade in a Covered Security within one (1) business day after a client trade occurs in the same security.

3.1.4.2 Minimum Holding Periods

Minimum holding periods are applicable for any purchase and subsequent sale, or any sale then subsequent purchase (for short sales), of the same Covered Security (or its equivalent) where a profit will occur. With respect to derivatives, any transaction to close out a derivative position cannot be executed until the end of the holding period. The holding period starts the day after execution of your trade. Profit calculations are made using the “first-in, first-out” (FIFO) method.

Minimum holding periods for Covered Securities are as follows:

Profile	ETFs/ETNs	All Other Covered Securities
Access Persons	7 Calendar Days	90 Calendar Days
Investment Persons	7 Calendar Days	180 Calendar Days

Where this restriction would cause undue financial hardship due to your personal circumstances or in periods of extreme market turmoil, you may request an exception to this restriction. This should be seen as an exceptional measure and requires the approval of the CCO.

Holding periods are designed to discourage derivatives trading and securities trading with a high frequency.

3.1.4.3 Best Price Rule

In order to eliminate even the appearance of impropriety, if you (1) buy or sell a security within seven days before a client trade is executed in the same security and (2) receive a price advantage over the client’s trade, you may be required to surrender the price advantage at the discretion of the CCO.

3.1.4.4 Private Placements and Initial Public Offerings (IPOs)

You must request pre-approval prior to investing in a private placement or limited offering. Requests should be submitted in writing to the CCO (email is sufficient) at least two weeks in advance of the proposed investment date. No Employee, or other Access Person, shall acquire any security issued in any limited or private offering (please note that hedge funds are sold as limited or private offerings) unless Compliance gives express prior written approval and documents the basis for granting approval after due inquiry. In determining whether approval should be given, Compliance will take into account, among other factors, whether the investment opportunity should be reserved for a client and whether the opportunity is being offered to the individual by virtue of his or her position with AAM. Contact Compliance for assistance with these requests.

You are not allowed to participate in IPOs. Exceptions to this rule will be considered only under limited circumstances and only with prior approval from Compliance. Please contact Compliance for advice and direction.

3.1.4.5 Restricted Securities

AAM currently does not have any securities on a restricted list. In the event AAM deems it appropriate to create a restricted securities list, all employees will be notified in writing, and such notification will identify all restricted securities and details regarding the scope of the restriction(s). . Certain securities may have restrictions placed upon them that restrict both personal and client dealing, typically when AAM is in receipt of material non-public (inside) information. Any restrictions will be maintained collectively using the restricted/embargoed list.

3.1.4.6 Maximum Number of Brokerage Accounts

Employees subject to the trade reporting requirements under the Code may maintain a maximum of five outside brokerage accounts.

3.1.5       Exceptions

3.1.5.1 Excluded Transactions

The following transactions are excluded from the Covered Securities trading restrictions:

●	Transactions involving futures or options in foreign currencies or broad-based indices.

●	Purchases or sales that are not voluntary, which include but are not limited to: tender offers and broker- initiated transactions.

●	Purchases or sales that are part of an automatic investment plan that has been disclosed to Compliance.

●	The acquisition of:

○	securities as a result of a corporate action

○	securities as a result of a gift or inheritance

○	an employer’s securities through an employer retirement plan such as a 401(k) plan or stock purchase plan

(Note: The subsequent sale of any securities acquired is subject to all trading restrictions of the Code.)

○	Transfers in-kind of Covered Securities.

3.1.5.2 Discretionary Management by Third Parties

The trading restrictions outlined above do not apply to trades in an investment account or another arrangement over which you have no direct or indirect influence or control (“Discretionary Management”). In order to rely upon this provision you must receive approval from Compliance. To receive approval, you must submit documentation to Compliance demonstrating that all trading in the account is under the sole discretion of your advisor or other designee.

Discretionary accounts still require disclosure to Compliance and are subject to the restriction on the purchase of IPOs.

You are required to inform Compliance immediately if you terminate any approved advisory relationship or make management changes. Additionally, you are required to acknowledge and attest annually, among other matters, that:

1.	You have had no direct or indirect influence or control over the trading decisions in your discretionary account(s).

2.	You did not suggest trades to the manager or in any way direct the manager to make any particular trades in securities for the discretionary account(s).

Appendix B contains our current form of Acknowledgement.

3.1.5.3 Share/Investment Clubs

If you wish to participate in collective arrangements (e.g., a share or investment club), seek advice and direction from Compliance. You must receive written approval from Compliance prior to participating in collective arrangements.

3.1.5.4 Spread Betting

Spread betting is a speculative transaction that involves taking a bet on the price movement of a security, index or other financial product via a spread betting company. Spread betting on financial products is not permitted and you may not use spread betting accounts to circumvent this Code. Spread betting on non-financial products, such as sporting events, is not covered by this Code.

3.1.6       Trading Reportable Funds

3.1.6.1 AAM Funds

Preclearance is not required to deal in AAM Funds; however, a minimum holding period of 90 days is required for all funds with the exception of money market funds.

Additionally:

●	The holding period starts the day after execution of the trade and lasts until the 90th day.

●	The prohibition applies on a “first in, first out” (FIFO) basis.

●	The restriction does not apply to acquisitions or sales of a fund where it is executed without instruction from the Employee (e.g., automatic dividend reinvestments, share plan investing etc.).

3.1.6.2 Material Non-Public Information

You may not trade or take up rights, or cause someone else to trade, in AAM securities while in the possession of material non-public (inside) information.

AAM prohibits all Employees from disseminating material nonpublic information about AAM’s securities recommendations, client securities holdings and transactions to any persons not authorized by Compliance to possess such information. Any questions about the appropriateness of disclosing any client information should be directed to Compliance. You should be particularly mindful about sharing client information when discussing clients or their securities holdings with members of AAM’s affiliated broker dealer, Academy Securities. The Company has put in place information barriers designed to protect AAM and its client’s non-public and confidential information. You should refer to section [__] for more information regarding information barriers. Employees are reminded that only authorized AAM Employees with appropriate key cards are permitted to regularly access AAM’s offices. Appendix A contains additional information relative to AAM’s prohibition on insider trading and what constitutes “material” and “non-public information.”

3.2 Outside Business Activities (OBA)

3.2.1       Key Principles

Your business activities outside of work may present a conflict or other risk that could harm the Company, its shareholders or its clients. In order for AAM to identify and manage these conflicts and risks, you must disclose and receive approval for OBA and conduct approved activities in accordance with the requirements of this Code.

●	Any OBA that involves a significant amount of time or provides a significant amount of income may present a conflict.

●	Any OBA that is investment-related, including activities on behalf of a non-profit, may present a conflict.

●	Any OBA that involves service on the board of directors of a publicly traded company may present a conflict and will generally not be permitted.

●	At all times, the interests of the Company and its clients take priority over the outside business activities of Employees.

3.2.2       Disclosure and Approval Requirements

You are required to disclose and seek pre-approval for any of the following OBAs:

●	Serving as an employee, independent contractor, sole proprietor, officer, director or partner of a for-profit business;

●	Serving as a director, officer or executive management of a non-profit entity or performing investment-related functions on its behalf; and

●	Engaging in any other outside employment or activity (paid or unpaid) that may give rise to a conflict with the Company, its shareholders or clients, or other risk (e.g., operating a blog that provides financial advice).

You are not required to disclose service as a non-director, non-officer, non-executive management employee or volunteer for a non-profit entity, including civic organizations (e.g., your local homeowners or resident association), unless you will be performing investment-related functions on its behalf.

If you are a FINRA-licensed person, please consult with Compliance on the disclosure obligations in relation to outside directorships and other business interests.

Upon joining the Company, you must submit a request for approval in writing to the CCO before continuing any existing OBA. Additionally, prior to commencing any new OBA, you must submit a request for approval in writing to the CCO.

You must abide by the Company’s decision as to whether to permit an OBA and, if so, any conditions it places on your participation in the OBA.

You are required to keep your OBA disclosures current and accurate by promptly notifying Compliance of any relevant changes to your status (e.g., you are now serving on the investment committee) or the entity’s status (e.g., the company has become or is becoming publicly-traded). You must attest to the accuracy and completeness of your OBA disclosures to Compliance annually.

3.2.3       Approval Process

Compliance reviews and approves your OBA request if it does not present any actual or potential conflict or other risk. Compliance escalates your request to your direct manager, as appropriate, if the activity presents perceived, actual or potential conflict.

In deciding whether to approve the activity, Compliance and your direct manager will consider whether the OBA presents any conflict or other risk and, if so, whether that conflict or risk can be effectively mitigated. Compliance and you direct manager may deny the OBA request if they determine the risk of a potential for a conflict of interest with the Company’s clients cannot be effectively managed or eliminated. Alternatively, your direct manager and Compliance may approve the request subject to restrictions which must be followed should you wish to continue with the OBA. Your request will not be denied without good cause.

As a general rule, you will not be allowed to serve on the board of directors of any company with publicly traded equity or debt.

3.3  Gifts, Entertainment and Meals Received

3.3.1       Key Principles

Your receipt of Gifts and Entertainment from Business Relationships may present an actual, potential or apparent conflict or other risk that could harm the Company, its shareholders or its clients. In order for AAM to identify and manage these conflicts and risks, you must disclose and receive approval for Gifts and Entertainment received or intended to be accepted from a Business Relationship in accordance with the requirements of this Code.

You are prohibited from accepting any gifts from employees of Academy Securities.

Regardless of your business unit and location, you may not:

●	Receive cash, cash equivalents, loans or personal services on behalf of AAM. This includes gift cards or certificates if they can be redeemed for cash.

●	Receive special discounts unless they are available to all other Employees (e.g., a discount coupon from a retail store).

●	Receive a Gift or Entertainment if it could be perceived by others as a bribe or consideration for a business favor.

●	Receive a Gift or Entertainment that would be embarrassing to you or AAM if made public.

●	Request a Gift or Entertainment from a Business Relationship.

3.3.2       Disclosure and Approval Requirements

You are required to disclose any Gifts or Entertainment that you receive or wish to accept to the extent they exceed $50 in value. You are also required to seek pre-approval for any Gifts or Entertainment that you receive or wish to accept to the extent they exceed $50 in value.

Regardless of disclosure, individuals may not accept gifts in excess of $100 in value and may not accept business meals or entertainment in excess of $300 in value. You may not accept gifts in excess of $100 in value per provider on an annual basis and may not accept in excess of $1,500 in value in business meals and entertainment (combined) per provider on an annual basis. These thresholds and limits apply to the total, fair market value of the Gift or Entertainment, including meals, drinks, tickets to sporting events, etc. For the avoidance of doubt, fair market value is the greater of the value at which it could be purchased in the open market and the nominal cost to the Business Relationship. Any Annual Limits per provider apply to the combined total of all Entertainment received from the Business Relationship, including Business Meals. All Individual and Annual Limits related to Business Meals are exclusive of tax and gratuity.

You are required to attest at least annually that you have disclosed all Gifts and Entertainment required to be disclosed and that you have not received any Gifts or Entertainment outside of the Code requirements.

3.3.3       Approval and Exceptions Process

Any Gift or Entertainment whose value exceeds the relevant Individual or Annual Limit, or that is otherwise impermissible due to restrictions described in the Appendices constitutes an exception to the Code. Compliance and your direct manager will generally review and approve or deny any exceptions to the Code. The receipt of Gifts and Entertainment in excess of the Individual or Annual Limits by the CEO is subject to review and approval by the CCO. The receipt of Gifts and Entertainment in excess of the Individual or Annual Limits by other members of the Executives is subject to review and approval by the CEO. In connection with the approval of an exception, the Company may impose additional conditions or restrictions on the receipt of the Gifts or Entertainment, including but not limited to requiring the Employee to reimburse the Business Relationship or donate to an appropriate charitable organization the amount by which the fair market value of the Entertainment exceeds the relevant Individual Limit.

You may be invited to speak at industry conferences and events. In some situations, the speech or appearance involves travel, lodging, or other customary speaker amenities (travel accommodations). You must promptly disclose such accommodations and seek Compliance approval to receive such accommodations.

If, after you have received Gifts or Entertainment, you or Compliance determine the value is over the relevant Individual or Annual Limit or is otherwise inappropriate, your direct manager and Compliance will work with you to resolve the issue and ensure that you remain compliant with the Code and local regulations. In the event an Employee receives a Gift over the applicable limit, the Employee will be required to return the Gift or, at the direction of Compliance, (1) pay the fair market value of the Gift and keep it, (2) donate the Gift to charity or (3) dispose of the Gift.

3.4  Political Activities

3.4.1       Key Principles

Your participation in Political Activities and your making of Political Contributions may present an actual, potential or apparent conflict or other risk that could harm the Company, its shareholders or its clients. In order for AAM to identify and manage these conflicts and risks, you must disclose and receive pre-approval for Political Activities and Political Contributions and conduct approved activities in accordance with the requirements of this Code.

●	Only Covered Associates are allowed to solicit investment advisory services business from U.S. Government Entities.

●	You are prohibited from directly or indirectly using a third party to solicit investment advisory services business from U.S. Government Entities without pre-approval from Compliance.

●	You are prohibited from performing any act which would result in a violation of the Code whether directly or through or by any other person or means.

●	No Employee may undertake any Political Activity (1) using the Company’s name, (2) during working hours, (3) on the Company’s premises and/or (4) with the use of Company’s equipment, property, funds or personnel without obtaining pre-approval from Compliance.

●	At all times, the interests of the Company and its clients take priority over the personal political interests of Employees.

3.4.2       Disclosure and Approval Requirements

You are required to disclose and seek pre-approval for any Political Activities or Political Contributions of yourself or the Company. All executive officers of SEC-registered investment advisers are also required to disclose and seek pre-approval for any Political Activities or Political Contributions of their family members (i.e., a spouse, domestic partner or minor children). Political Activities and Contributions include: (i) political contributions to a candidate’s campaign, committee, a political party, a PAC, a referendum/initiative group or other political organization; (ii) political volunteer activity; (iii) political fundraising events; and (iv) the coordination or solicitation of political contributions. You should submit all requests for pre-approval to Compliance. You will be required to submit an annual compliance certification form, which, among other things, requires you to confirm that you have disclosed and received approval for all political contributions over the prior year.

Any Political Contributions made by others (e.g., spouses, domestic partners, family members, friends, placement agents, consultants, attorneys, businesses, etc.) at the direction or suggestion of an Employee are considered to be made by that Employee for purposes of the Code.

3.4.3       Approval and Exceptions Process

You must obtain written approval from Compliance prior to making any Political Contribution or engaging in any Political Activity on behalf of yourself or the Company. All officers must also obtain written approval from Compliance before a family member (i.e., a spouse, domestic partner or minor children) makes a Political Contribution or engages in any Political Activity.

Compliance, and Legal as necessary, will review all requests to determine whether they are permissible based on the requirements of the Code as well as applicable federal, state and local restrictions.

In general, you may make Political Contributions of $150 (U.S. or local equivalent) to a candidate per election, subject to Compliance approval. Primary and general elections are considered separate elections. You may request exceptions to the $150 limit, which may be reviewed by representatives of the Legal and Compliance departments. In certain cases, exception requests may be escalated to the CEO for approval. The Company’s Political Activities and Political Contributions must be approved by the Executive Committee.

In general, contributions to and activities for charitable organizations, such as 501(c)(3)s, are not typically considered Political Activities or Contributions; however, you must keep in mind the anti-circumvention provisions of the Code (see Section 3.4.4). If you are unsure if a particular contribution or activity would comply with the Code and legal or regulatory requirements or require pre-approval, please consult with Compliance.

3.4.4       Conditions and Prohibitions

You are expected to exercise good judgment when engaging in Political Activities, making Political Contributions or otherwise using political influence. You must consider any actual, potential or apparent conflicts of interests when engaging in Political Activities or making Political Contributions. Regardless of amount, all Political Contributions must be entirely voluntary and unlikely to influence the candidate’s judgment regarding any continued or future investment advisory services business.

You are prohibited from making Political Contributions when the solicitation or request for such contribution implies that continued or future business depends on making such contributions. Similarly, no Political Activities should be performed nor Political Contributions made that create the appearance that the Company stands to receive preferential treatment in the selection of investment advisory services.

The Company and its Covered Associates are flatly prohibited from “bundling”, pooling or otherwise facilitating contributions or soliciting, directly or indirectly, contributions on behalf of candidates for state and local office and payments to state or local political parties. This includes activities such as serving on a candidate’s campaign finance committee, hosting fundraisers or otherwise engaging in political fundraising for Officials and state and local political parties, including political action committees (PACs) and inaugural and transitional expenses. For example, merely having one’s name appear in letterhead or any other portion of a fundraising letters or sponsoring a meeting or conference that features a government official as an attendee or guest speaker and involves fundraising may be considered soliciting contributions for a candidate or party.

In addition, any payments and/or contributions to state and local parties made to a PAC controlled by an SEC-registered investment adviser or any of its Covered Associates, either directly or indirectly, are strictly prohibited. As a result, Covered Associates and, for executive officers of SEC-registered investment advisers, members of their households are strictly prohibited from establishing, controlling or being involved with a PAC or any other entity that makes Political Contributions.

You are prohibited from performing any act that would result in a violation of the Code directly or through or by any other person or means. This means that you may not use other persons or entities, including affiliated entities or unaffiliated PACs, as “conduits” to circumvent applicable laws, rules, regulations and/or the Code.

3.4.5       Soliciting U.S. Government Entities on Behalf of SEC-Registered Advisers

Only Covered Associates are allowed to “solicit” investment advisory services business from U.S. Government Entities. Soliciting in this context means any direct or indirect communication with a U.S. Government Entity for the purpose of obtaining or retaining investment advisory services business. The following are examples of when such solicitation could result:

●	leading, participating in or merely being present at a sales/solicitation meeting with a U.S. Government Entity;

●	otherwise holding oneself out as part of the investment advisory services sales/solicitation effort with a U.S. Government Entity;

●	signing a submission to a Request for Proposal in connection with investment advisory business;

●	receiving a sales commission, servicing trailer, finder’s fee or other compensation for helping an investment adviser obtain or retain investment advisory business with a U.S. Government Entity; or

●	making introductions between officials of a U.S. Government Entity and an investment adviser.

“Covered Associate” means any general partner, managing member, executive officer or other individual with a similar status or function and any employee (and his or her supervisor) whose job duties include the solicitation of any Government Entity on behalf of the Company or any Company Affiliate. Covered Associate shall also include any consultant or other independent contractor hired by the Company or Company Affiliate who solicits a Government Entity on behalf of the Company or any Company Affiliate or supervises any Person who performs such activities. The determination of whether a staff person is a Covered Associate shall be made by the CCO.

Compliance will notify individual Employees of his or her status as a Covered Associate and will maintain and update these lists as necessary. Compliance will work with Human Resources to screen potential hires and internal transfers who may be entering or exiting Covered Associate status to ascertain if their Political Contributions have or have not exceeded the applicable de minimis limits prescribed by any legal, regulatory or contractual limitations.

No Employee may directly or indirectly use a third party or an affiliate (i.e., anyone who is not an Employee of the SEC-registered investment adviser) to solicit investment advisory services business from U.S. Government Entities without pre-approval from Compliance. Among other things, Compliance will vet any potential third party to determine if it is a permissible placement agent under SEC Rules 206(4)-3 and 206(4)-5 (the Pay-to-Play rule).

Appendix 1

Covered Securities

The following securities (and derivatives thereof) are considered Covered Securities and are therefore subject to the Code requirements:

●	equities – listed and unlisted shares

●	fixed income instruments

○	corporate

○	U.S. guaranteed or of federally sponsored enterprises (FHLMC, FNMA, GNMA, etc.)

○	municipal

○	closely held

●	ADRs, EDRs and GDRs ●

●	ETFs/ETNs

●	closed-end funds

●	hedge funds

●	private placements and limited offerings (including security token offerings or initial coin offerings)

●	investment trusts

●	investments listed above held in a wrapped product, such as an ISA, SIPP, EIS, SEIS, etc.

Any investment that you are unsure about should be precleared.

Non-Covered Securities and Financial Products

The following securities, commodities, currencies and instruments (and derivatives thereof) are considered Non-Covered Securities and are not subject to the Code requirements:

●	bank and term deposits

●	bonds and other direct debt instruments issued by the government of the US or other foreign governments.

●	direct investment or derivatives trading (such as futures and options) in:

●	physical commodities

●	currencies

●	crypto currencies (other than those in security token offerings or initial coin offerings)

●	regulated open-end funds (UCITS, NURS, US mutual funds, Australian managed investment schemes, etc.) except for Reportable Funds

While the above securities, commodities, currencies and instruments are exempt from the specific preclearance requirements and investment restrictions set out in the Code, be aware that any type of trading that could result in a conflict of interest arising is actively discouraged. This includes high levels of trading in Non-Covered Securities.

Beneficial Ownership

Definition of Beneficial Ownership

The Code applies to all accounts and securities beneficially owned by you as well as accounts under your direct or indirect influence or control. Essentially, this means that if you have the ability to profit, directly or indirectly, or share in any profit from a transaction, you have Beneficial Ownership. If you are unsure if an account or investment falls under your beneficial ownership, contact Compliance for further guidance.

Practical Application

You live with your parents: If you live in your parents’ house but do not financially support your parents, your parents’ accounts and securities are not beneficially owned by you and do not require disclosure.

Your parent lives with you: If you provide financial support to your parent, your parent’s accounts and securities are beneficially owned by you and require disclosure.

You have an adult child living in your home: If you provide financial support to your child, your child’s accounts and securities are beneficially owned by you and require disclosure.

You have a college-age child: If your child is in college and you still claim the child as a dependent for tax purposes, you are the beneficial owner of their accounts and securities.

Your child has an UGMA/UTMA account: If you (or your spouse) are the custodian for the minor child, the child’s accounts are beneficially owned by you. If someone other than you (or your spouse) is the custodian for your minor child’s account, the account is not beneficially owned by you.

You have a domestic partner or similar cohabitation arrangement: If you contribute to the maintenance of a household and the financial support of a partner, your partner’s accounts and securities are beneficially owned by you and require disclosure.

You have a roommate: Generally, roommates are presumed to be temporary and therefore you have no beneficial ownership in one another’s accounts and securities.

You have power of attorney: If you have been granted power of attorney over an account, you are not the beneficial owner of the account until the time that the power of attorney has been activated.

You are the trustee and/or the beneficiary of a trust: Due to the complexity and variety of trust agreements, these situations require case-by-case review by Compliance.

Appendix A1

prohibition against insider trading

Introduction

Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose AAM and its employees to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten (10) years imprisonment. The Commission can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three (3) times the illicit windfall, and/or issue an order permanently barring the offender from the securities industry. Finally, AAM and its employees may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in the Code apply to securities trading and information handling by AAM’s employees.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in the Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of the Code has occurred or is about to occur.

General Policy

No employee may trade, either personally or on behalf of others (such as investment funds and private accounts managed by AAM while in the possession of material, nonpublic information, nor may any personnel of AAM communicate material, nonpublic information to others in violation of the law.

1)	What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

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Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the Commission’s position that the term “material, nonpublic information” relates not only to issuers but also to AAM’s securities recommendations and client securities holdings and transactions.

2)	What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the Commission or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

3)	Identifying Inside Information

Before executing any trade for yourself or others, including client accounts, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

●	Report the information and proposed trade immediately to the Chief Compliance Officer.

●	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by AAM.

●	Do not communicate the information inside or outside AAM, other than to the Chief Compliance Officer.

●	After the Chief Compliance Officer has reviewed the issue, AAM will determine whether the information is material and nonpublic and, if so, what action AAM will take.

You should consult with the Chief Compliance Officer before taking any action. This degree of caution will protect you, our clients, and AAM.

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Appendix B2

Academy Asset Management

code of ethics Acknowledgement Form

I hereby acknowledge receipt of the AAM’s Code of Ethics and certify that I have read it, that I understand it, and that I agree to abide by it. I hereby represent that all my personal securities transactions will be effected in compliance with the Code. I also confirm that I have instructed all brokerage firms where I maintain an account to supply duplicate copies of my trade confirmations and monthly and quarterly brokerage account statements to AAM’s Chief Compliance Officer and reported to the Chief Compliance Officer all transactions in which I had or obtained any direct or indirect beneficial ownership.

Date of Certification:

Certified by:
(Printed Name)

Signature:
(Signed Name)

Date of Certification:

Certified by:
(Printed Name)

Signature:
(Signed Name)

Date of Certification:

Certified by:
(Printed Name)

Signature:
(Signed Name)

Date of Certification:

Certified by:
(Printed Name)

Signature:
(Signed Name)

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